Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cheniere Energy, Inc. of our report dated February 27, 2007, except for financial statement schedule I as to which the date is February 26, 2008, relating to the consolidated financial statements and financial statement schedule of Cheniere Energy, Inc. and subsidiaries, which appears on page 60 of Cheniere Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and filed with the Securities and Exchange Commission on February 27, 2009.

/s/ UHY LLP UHY LLP

Houston, Texas June 12, 2009